Exhibit 99.1

LHC Group Announces Appointment of Don Stelly as Chief Operating Officer

Johnny Indest to Remain as President

LAFAYETTE, La.--(BUSINESS WIRE)--June 1, 2009--LHC Group, Inc. (NASDAQ: LHCG), one of the largest providers of home nursing services in the United States, announced today that Donald D. Stelly, age 40, formerly Senior Vice President of Operations has been appointed Chief Operating Officer of the Company. Johnny Indest will continue to serve as the President of the Company.

Prior to joining LHC Group in April 2005, Mr. Stelly served as the Chief Executive Officer at Doctor’s Hospital, a subsidiary of Brentwood, Tennessee-based LifePoint Hospitals, Inc. Mr. Stelly’s career also included direct patient care as a Registered Nurse in a variety of settings within the healthcare continuum.

John Indest said, “I have had the pleasure of working with Don for the past four years and fully appreciate what he has meant to our company. He has done an outstanding job in overseeing the day to day operations of the company over the past two years. Much of the progress we have made in 2008 and 2009, both operationally and financially, can be traced to his efforts. I look forward to working with him in his new position and continuing to improve our company’s financial performance and the quality of care provided to our patients.”

Don Stelly said, “I am honored to be appointed to this new position. LHC Group has an amazing team of dedicated caregivers, and it is a privilege to serve as the Chief Operating Officer. My goal is to continue the Company’s unrelenting focus on providing the most cost effective, highest quality patient care in every market we serve.”

Keith G. Myers, Chairman, Chief Executive Officer and Co-Founder of LHC Group, added, “All of us at LHC Group are excited for Don. With Johnny continuing as President and Don serving as Chief Operating Officer, we have what I believe are two of the strongest executive nursing officers and the best clinical and operational leadership team in the industry.”

About LHC Group, Inc.

LHC Group, Inc. is one of the largest providers of home nursing services in the United States providing quality cost effective healthcare services to patients within the comfort and privacy of their home or place of residence.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements about the Company’s future financial performance and the strength of the Company’s operations. Such forward-looking statements may be identified by words such as “continue,” “expect,” and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including changes in reimbursement, changes in government regulations, changes in LHC Group’s relationships with referral sources, increased competition for LHC Group’s services, increased competition for joint venture and acquisition candidates, changes in the interpretation of government regulations, and other risks set forth in Item 1A. Risk Factors in LHC Group’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission. LHC Group undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:
LHC Group, Inc.
Eric Elliott, 337-233-1307
Vice President of Investor Relations
eric.elliott@lhcgroup.com